                                   Exhibit 5

                       Venable, Baetjer and Howard, LLP
                             2010 Corporate Ridge
                                   Suite 400
                            McLean, Virginia 22102


                                  May 9, 2000


The Netplex Group, Inc.
1800 Robert Fulton Drive, Suite 250
Reston, Virginia  20191

Ladies and Gentlemen:

         We have acted as counsel for The Netplex Group, Inc., a New York corporation (the "Company"), in connection with a registration statement on Form S-3 of the Company (File No. ________) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on May 9, 2000, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the registration of 3,763,876 shares of common stock, par value $0.001 per share, of the Company (the "Shares") for resale by certain shareholders of the Company named in the Registration Statement (collectively, the "Selling Shareholders").

         In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined or otherwise are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Certificate of Incorporation and Bylaws, as amended, of the Company, as currently in effect; (iii) certain resolutions of the Board of Directors of the Company relating to the Shares and the transactions described by the Registration Statement; and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and

         1. with respect to the outstanding Shares, are validly issued, fully paid and nonassessable; and

         2. with respect to those Shares underlying the warrants described in the Registration Statement, will be validly issued, fully paid and nonassessable upon the proper exercise of the warrants in accordance with the respective terms thereof.

         Except as provided in the next sentence, we express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia and the federal laws of the United States of America. To the extent that matters concerning the New York Business Corporation Law are involved in the opinions expressed above, our opinions are solely based upon our reasonable familiarity with the New York Business Corporation Law based on our reading of standard published compilations of such laws. We express no opinion as to the application of the "securities" or "blue sky" law of any state, including the State of New York and the Commonwealth of Virginia, to the offer and/or sale of the Shares. We assume no obligation to update the opinions set forth herein.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/ Venable, Baetjer and Howard, LLP